195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Judith E. Falango Vice President NewAlliance Bank 203 789 2814

NewAlliance Announces Meeting Results andIncreases Dividend

New Haven, Connecticut, April 17, 2008 – NewAlliance Bancshares, Inc. (NYSE: NAL) today held its fourth Annual Meeting of Shareholders at the Chevrolet Theatre in Wallingford, Connecticut. In her opening remarks, Peyton R. Patterson, Chairman, President and Chief Executive Officer, commented that the bank is celebrating its 170th year anniversary this month as a banking institution serving the personal and business needs of customers.

At the meeting, voting results supported Management’s recommendations on all items, as follows.

Four members of the Board of Directors were voted in for three-year terms: Douglas K. Anderson, Former President and Chief Operating Officer, Savings Bank of Manchester; Roxanne J. Coady, Founder, President and Chief Executive Officer of R.J. Julia Booksellers, Ltd.; John F. Croweak, former Chairman and Chief Executive Officer of Anthem Blue Cross and Blue Shield of Connecticut; and Sheila B. Flanagan, Executive Director of SBM Charitable Foundation, Inc. Each was elected to a term expiring at the Annual Meeting of Shareholders in 2011.

Shareholders also voted to approve the NewAlliance Bank Executive Incentive Plan. The plan is a carryover from a plan that was in place before the Bank’s conversion. However, to allow payments under the plan to be eligible for tax deductibility, shareholder approval of the plan is required periodically.

Shareholders also voted to ratify PricewaterhouseCoopers, LLP as the independent auditors for 2008.

In a separate meeting prior to the Annual Shareholders’ Meeting, the Board of Directors voted to increase the Company’s quarterly dividend from 6.5 cents to 7.0 cents per share, a 7.7 percent increase. The dividend will be paid on May 16, 2008 to shareholders of record on May 6, 2008.

NewAlliance Bancshares is the parent company of NewAlliance Bank, headquartered in New Haven, Connecticut, with $8.2 billion in assets and a network of 89 branches in Connecticut and western Massachusetts. In addition to offering a full range of consumer and commercial banking products and services, NewAlliance Bank also provides trust services and investment and insurance products and services.
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